Exhibit 99.1
Limelight Networks Reports Financial Results for the Second Quarter of 2021
SCOTTSDALE, Ariz., July 29, 2021 - Limelight Networks, Inc. (Nasdaq: LLNW) (Limelight), a leading provider of edge cloud services, today reported financial results for the second quarter ended June 30, 2021, delivering on several key milestones in its 2021 strategic plan, which resulted in over $3 million of adjusted EBITDA improvements quarter over quarter.
Highlights of Strategic Plan Progress – Improve, Expand & Extend to Position for Growth
Under the first full quarter with new leadership, Limelight made significant strides in a number of key areas to return momentum to the business, drive operational improvements and accelerate revenue growth and profitability.
•Achieved a 30% reduction in rebuffer rates and increased global network throughput by 20% through the newly formed performance operations team.
•Improved the service level agreement position with 8 of our top 10 clients.
•Achieved a 55% increase in our traffic in Latin America quarter over quarter; expecting to increase our capacity by 60% in the second half of the year to support growth in the region.
•Identified over $8 million in annualized network operations cost savings which is expected to contribute $4 million to gross profit in the second half of the year.
•Key client winback expected to yield over $6 million in annualized revenue. This client was formerly a top 10 revenue client.
•Appointed Eric Armstrong as Senior Vice President of Growth. Most recently, Eric was Vice President, North American Sales and Services at Harmonic, Inc., a global leader in streaming, broadcast and service provider video infrastructure.
•Acquired Layer0, a leading provider of SaaS development and deployment tools for frontend web apps and API's to diversify product offering, clients and deliver an expected revenue contribution of over $20 million in 2022, while being accretive to gross margins and adjusted EBITDA. With the acquisition, Layer0’s founder Ajay Kapur, will join Limelight as our Chief Technology Officer.
“It has been a very productive quarter and I am pleased with our ability to manage change while also aggressively executing on the plans outlined in our last earnings call,” said Bob Lyons, President and Chief Executive Officer. “We were able to make a number of meaningful improvements in the business that position us well for a strong run-rate exiting 2021. We improved our adjusted EBITDA by over $3 million, as savings from the actions taken in the first quarter delivered material operational improvements and most importantly, we see strong early signs of client confidence returning. Our three pillar framework of improving, expanding and extending the core will continue to guide us as we push for continued momentum in the last half of the year.
“Additionally, I am pleased to welcome both Eric and Ajay to the executive management team and welcome the entire Layer0 team to Limelight. I believe the simplified organization and operating structure we established has allowed us to move more quickly and efficiently. The addition of Eric, Ajay and the Layer0 team is a great infusion of diversified experience and talent. The Layer0 team is filled with innovative, results-oriented people and we look forward to what our new combined organization will accomplish together,” said Lyons.

Exhibit 99.1

Second Quarter 2021 Financial Results
•Revenue of $48.3 million, down 6% compared to $51.2 million in the first quarter of 2021, and down 17% compared to $58.5 million in the second quarter of 2020.
•GAAP net loss of $13.7 million, or $(0.11) per basic share, an improvement of $11.8 million from the net loss of $25.5 million, or $(0.21) per basic share, in the first quarter of 2021. GAAP net loss was $1.7 million, or $(0.01) per basic share in the second quarter of 2020. GAAP net loss included $2.2 million and $11.7 million in restructuring and transition related charges in the second and first quarters of 2021, respectively.
•Non-GAAP net loss was $8.0 million, or $(0.06) per basic share, an improvement of $3.0 million from the net loss of 11.0 million, or (0.09) per basic share, in the first quarter of 2021. Non-GAAP net income was $3.5 million, or $0.03 per basic share in the second quarter of 2020.
•EBITDA was $(5.3) million, an improvement of $12.3 million from $(17.6) million for the first quarter of 2021. EBITDA was $4.5 million for the second quarter of 2020.
•Adjusted EBITDA was $0.2 million, an improvement of $3.5 million from $(3.3) million for the first quarter of 2021. Adjusted EBITDA was $9.7 million for the second quarter of 2020.
•Cash and cash equivalents of $119.6 million increased $2.6 million from $117.0 million at the end of the first quarter 2021.
•Limelight ended the second quarter of 2021 with 459 employees and employee equivalents, down from 510 at the end of the first quarter of 2021, and down from 627 at the end of the second quarter of 2020.
Based on current outlook, we are reducing the guidance on capital expenditures from $20-25 million to $15-20 million, but leaving all other components of our guidance unchanged:

	July 2021	April 2021	Actual 2020
Revenue	$220 to $230 million	$220 to $230 million	$230.2 million
GAAP Basic EPS	$(0.35) to $(0.25)	$(0.35) to $(0.25)	$(0.16)
Non-GAAP EPS	$(0.15) to $(0.05)	$(0.15) to $(0.05)	$(0.01)
Adjusted EBITDA	$20 to $30 million	$20 to $30 million	$24.5 million
Capital expenditures	$15 to $20 million	$20 to $25 million	$25.1 million
“While much has been accomplished in a very short time, we have much more to do,” said Lyons. “We will continue our pursuit of operational excellence, restoring client confidence, improving performance and returning value to our shareholders.” On August 24, Limelight will provide a more detailed overview of its go-forward strategy and longer-term business plans. A press release with participation details will be issued by August 10 and also made available on the Investor Relations section of Limelight's website (www.llnw.com).

Exhibit 99.1
Financial Tables
Limelight Networks, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2021	March 31, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,065	$35,620	$46,795
Marketable securities	75,471	81,308	76,928
Accounts receivable, net	24,867	29,151	31,675
Income taxes receivable	57	102	68
Prepaid expenses and other current assets	14,557	14,784	15,588
Total current assets	159,017	160,965	171,054
Property and equipment, net	42,406	46,863	46,418
Operating lease right of use assets	8,929	9,521	10,150
Marketable securities, less current portion	40	40	40
Deferred income taxes	1,604	1,577	1,530
Goodwill	77,642	77,421	77,753
Other assets	6,147	6,742	7,233
Total assets	$295,785	$303,129	$314,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,459	$8,029	$4,587
Deferred revenue	524	844	933
Operating lease liability obligations	1,977	2,233	2,465
Income taxes payable	388	322	253
Other current liabilities	16,877	19,264	17,560
Total current liabilities	32,225	30,692	25,798
Convertible senior notes, net	121,371	121,200	100,945
Operating lease liability obligations, less current portion	10,358	10,781	11,265
Deferred income taxes	306	360	279
Deferred revenue, less current portion	272	226	220
Other long-term liabilities	369	476	479
Total liabilities	164,901	163,735	138,986
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 7,500 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 126,705, 125,248 and 123,653 shares issued and outstanding at June 30, 2021, March 31, 2021 and December 31, 2020, respectively	127	125	124
Additional paid-in capital	550,205	545,516	556,512
Accumulated other comprehensive loss	(7,965)	(8,462)	(7,511)
Accumulated deficit	(411,483)	(397,785)	(373,933)
Total stockholders’ equity	130,884	139,394	175,192
Total liabilities and stockholders’ equity	$295,785	$303,129	$314,178

Exhibit 99.1
Limelight Networks, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	Percent	June 30,	Percent	June 30,	June 30,	Percent
	2021	2021	Change	2020	Change	2021	2020	Change
Revenue	$48,348	$51,195	(6)%	$58,546	(17)%	$99,543	$115,558	(14)%
Cost of revenue:
Cost of services (1)	32,976	33,021	—%	29,389	12%	66,021	60,502	9%
Depreciation — network	5,929	5,679	4%	5,360	11%	11,608	10,510	10%
Total cost of revenue	38,905	38,700	1%	34,749	12%	77,629	71,012	9%
Gross profit	9,443	12,495	(24)%	23,797	(60)%	21,914	44,546	(51)%
Gross profit percentage	19.5%	24.4%		40.6%		22.0%	38.5%
Operating expenses:
General and administrative (1)	7,515	12,948	(42)%	8,187	(8)%	20,412	16,069	27%
Sales and marketing (1)	5,784	9,835	(41)%	10,929	(47)%	15,631	22,823	(32)%
Research and development (1)	5,187	6,113	(15)%	5,572	(7)%	11,315	11,189	1%
Depreciation and amortization	549	540	2%	323	70%	1,089	665	64%
Restructuring charges	2,155	6,873	NM	—	NM	9,028	—	NM
Total operating expenses	21,190	36,309	(42)%	25,011	(15)%	57,475	50,746	13%
Operating loss	(11,747)	(23,814)	NM	(1,214)	NM	(35,561)	(6,200)	NM
Other income (expense):
Interest expense	(1,305)	(1,286)	NM	(71)	NM	(2,591)	(82)	NM
Interest income	42	45	NM	6	NM	87	31	NM
Other, net	(440)	(214)	NM	(312)	NM	(655)	(421)	NM
Total other expense	(1,703)	(1,455)	NM	(377)	NM	(3,159)	(472)	NM
Loss before income taxes	(13,450)	(25,269)	NM	(1,591)	NM	(38,720)	(6,672)	NM
Income tax expense	248	260	NM	136	NM	507	311	NM
Net loss	$(13,698)	$(25,529)	NM	$(1,727)	NM	$(39,227)	$(6,983)	NM

Net loss per share:
Basic	$(0.11)	$(0.21)		$(0.01)		$(0.31)	$(0.06)
Diluted	$(0.11)	$(0.21)		$(0.01)		$(0.31)	$(0.06)

Weighted average shares used in per share calculation:
Basic	126,050	124,290		120,230		125,170	119,597
Diluted	126,050	124,290		120,230		125,170	119,597

(1) Includes share-based compensation (see supplemental table for figures)

Exhibit 99.1
Limelight Networks, Inc.
Supplemental Financial Data
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Share-based compensation:
Cost of services	$458	$246	$792	$704	$1,555
General and administrative	1,874	6,028	2,257	7,902	4,498
Sales and marketing	395	563	1,322	958	2,550
Research and development	614	371	880	985	1,712
Restructuring charges	917	1,354	—	2,271	—
Total share-based compensation	$4,258	$8,562	$5,251	$12,820	$10,315

Depreciation and amortization:
Network-related depreciation	$5,929	$5,679	$5,360	$11,608	$10,510
Other depreciation and amortization	549	540	323	1,089	665
Total depreciation and amortization	$6,478	$6,219	$5,683	$12,697	$11,175

Net increase (decrease) in cash, cash equivalents and marketable securities:	$2,608	$(6,795)	$(3,221)	$(4,187)	$(135)

End of period statistics:
Approximate number of active clients	533	527	560	533	560

Number of employees and employee equivalents	459	510	627	459	627

Exhibit 99.1
Limelight Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Operating activities
Net loss	$(13,698)	$(25,529)	$(1,727)	$(39,227)	$(6,983)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,478	6,219	5,683	12,697	11,175
Share-based compensation	4,258	8,562	5,251	12,820	10,315
Foreign currency remeasurement loss (gain)	257	(71)	257	186	(140)
Deferred income taxes	(71)	(10)	59	(81)	15
Gain on sale of property and equipment	(107)	—	—	(107)	—
Accounts receivable charges	381	466	155	847	313
Amortization of premium on marketable securities	573	609	—	1,182	—
Noncash interest expense	201	199	—	400	—
Changes in operating assets and liabilities:
Accounts receivable	3,903	2,059	(10,798)	5,962	(11,083)
Prepaid expenses and other current assets	(7)	446	986	439	(447)
Income taxes receivable	46	(36)	10	10	13
Other assets	513	399	1,121	912	1,747
Accounts payable and other current liabilities	1,523	5,209	1,045	6,732	6,937
Deferred revenue	(273)	(84)	313	(357)	63
Income taxes payable	68	73	—	141	2
Other long term liabilities	(108)	(3)	(15)	(111)	(11)
Net cash provided by (used in) operating activities	3,937	(1,492)	2,340	2,445	11,916
Investing activities
Purchases of marketable securities	(20,537)	(10,874)	—	(31,411)	—
Sale and maturities of marketable securities	25,818	5,897	—	31,715	—
Purchases of property and equipment	(2,986)	(6,628)	(8,085)	(9,614)	(14,948)
Proceeds from sale of property and equipment	107	—	—	107	—
Net cash provided by (used in) investing activities	2,402	(11,605)	(8,085)	(9,203)	(14,948)
Financing activities
Payment of debt issuance costs	(30)	—	—	(30)	—
Payment of employee tax withholdings related to restricted stock vesting	(427)	(671)	(1,430)	(1,098)	(2,945)
Proceeds from employee stock plans	2,613	2,847	3,954	5,460	6,092
Net cash provided by financing activities	2,156	2,176	2,524	4,332	3,147
Effect of exchange rate changes on cash and cash equivalents	(50)	(254)	—	(304)	(250)
Net increase (decrease) in cash and cash equivalents	8,445	(11,175)	(3,221)	(2,730)	(135)
Cash and cash equivalents, beginning of period	35,620	46,795	21,421	46,795	18,335
Cash and cash equivalents, end of period	$44,065	$35,620	$18,200	$44,065	$18,200
Use of Non-GAAP Financial Measures
To evaluate our business, we consider and use non-generally accepted accounting principles (Non-GAAP) net income (loss), EBITDA and Adjusted EBITDA as supplemental measures of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We consider Non-GAAP net income (loss) to be an important indicator of overall business performance. We define Non-GAAP net income (loss) to be U.S. GAAP net income (loss) adjusted to exclude share-based compensation, non-cash interest expense and restructuring and transition related charges. We believe that EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define EBITDA as U.S. GAAP net income (loss) adjusted to exclude depreciation and amortization, interest expense, interest and other (income) expense, and income tax expense. We define Adjusted EBITDA as EBITDA adjusted to exclude share-based compensation and restructuring and transition related charges. We use Adjusted EBITDA as a supplemental measure to review and assess operating performance. Our management uses these Non-GAAP financial measures because, collectively, they provide valuable information on the performance of our on-going

Exhibit 99.1
operations, excluding non-cash charges, taxes and non-core activities (including interest payments related to financing activities). These measures also enable our management to compare the results of our on-going operations from period to period, and allow management to review the performance of our on-going operations against our peer companies and against other companies in our industry and adjacent industries. We believe these measures also provide similar insights to investors, and enable investors to review our results of operations “through the eyes of management.”
Furthermore, our management uses these Non-GAAP financial measures to assist them in making decisions regarding our strategic priorities and areas for future investment and focus.
The terms Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our Non-GAAP net income (loss), EBITDA and Adjusted EBITDA have limitations as analytical tools, and when assessing our operating performance, Non-GAAP net income (loss), EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:
•     EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•     These measures do not reflect changes in, or cash requirements for, our working capital needs;
•     Non-GAAP net income (loss) and Adjusted EBITDA do not reflect the cash requirements necessary for litigation costs, including provision for litigation and litigation expenses;
•     These measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;
•     These measures do not reflect income taxes or the cash requirements for any tax payments;
•     Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
•     While share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and
•     Other companies may calculate Non-GAAP net income (loss), EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
We compensate for these limitations by relying primarily on our U.S. GAAP results and using Non-GAAP net income (loss), EBITDA, and Adjusted EBITDA only as supplemental support for management's analysis of business performance. Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are calculated as follows for the periods presented in thousands:

Exhibit 99.1
Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Item 10(e) of Regulation S-K, we are presenting the most directly comparable U.S. GAAP financial measures and reconciling the unaudited Non-GAAP financial metrics to the comparable U.S. GAAP measures. Per share amounts may not foot due to rounding.
Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Loss to Non-GAAP Net Income (Loss)
(In thousands)
(Unaudited

	Three Months Ended						Six Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
U.S. GAAP net loss	$(13,698)	$(0.11)	$(25,529)	$(0.21)	$(1,727)	$(0.01)	$(39,227)	$(0.31)	$(6,983)	$(0.06)
Share-based compensation	3,341	0.03	2,644	0.02	5,251	0.04	5,985	0.05	10,315	0.09
Non-cash interest expense	201	—	199	—	—	—	400	—	—	—
Restructuring and transition related charges	2,155	0.02	11,700	0.09	—	—	13,855	0.11	—	—
Non-GAAP net (loss) income	$(8,001)	$(0.06)	$(10,986)	$(0.09)	$3,524	$0.03	$(18,987)	$(0.15)	$3,332	$0.03

Weighted average shares used in per share calculation:		126,050		124,290		120,230		125,170		119,597

Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Loss to EBITDA to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
U.S. GAAP net loss	$(13,698)	$(25,529)	$(1,727)	$(39,227)	$(6,983)
Depreciation and amortization	6,478	6,219	5,683	12,697	11,175
Interest expense	1,305	1,286	71	2,591	82
Interest and other (income) expense	398	169	306	568	390
Income tax expense	248	260	136	507	311
EBITDA	$(5,269)	$(17,595)	$4,469	$(22,864)	$4,975
Share-based compensation	3,341	2,644	5,251	5,985	10,315
Restructuring and transition related charges	2,155	11,700	—	13,855	—
Adjusted EBITDA	$227	$(3,251)	$9,720	$(3,024)	$15,290

For future periods, we are unable to provide a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of depreciation and amortization, interest expense, interest and other (income) expense and income tax expense, that may be incurred in the future.

Exhibit 99.1
Conference Call
At approximately 4:30 p.m. EDT (1:30 p.m. PDT) today, management will host a quarterly conference call for investors. Investors can access this call toll-free at 877-296-5190 within the United States or +1 412-317-5233 outside of the U.S. The conference call will also be audio cast live from http://www.limelight.com and a replay will be available following the call from the Limelight website.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding revenue, gross margin, non-GAAP net income (loss), capital expenditures, and our future prospects. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing clients, unforeseen changes in our hiring patterns, adverse outcomes in litigation, experiencing expenses that exceed our expectations, and acquisition activities and contributions from acquired businesses.. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of July 29, 2021, and we undertake no duty to update this information in light of new information or future events, unless required by law.
About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW) is an industry-leader in edge access and content delivery services that provides powerful tools and a client-first approach to optimize and deliver digital experiences at the edge. We are a trusted partner to the world’s biggest brands and serve their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. Limelight offers one of the largest, best-optimized private networks coupled with a global team of industry experts to provide edge services that are fast, secure and reliable. For more information, visit www.limelight.com, and follow us on Twitter, Facebook and LinkedIn.
Copyright (C) 2021 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
CONTACT:
Limelight Networks, Inc.
Dan Boncel, 602-850-4810
ir@llnw.com
Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ